Exhibit 21.1 - List of Subsidiaries




NAME                                  JURISDICTION OF             PERCENTAGE
                                       INCORPORATION               OWNERSHIP
--------------------                  -----------------          --------------
Tengtu United Electronics             China                            57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.     China                           100%

Edsoft Platforms (Canada) Ltd.        British Columbia, Canada        100%

Edsoft Platforms (H.K.) Ltd.         Hong Kong                         60.2%

ebiztengtu.com, Inc.                  Delaware                        100%








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